Exhibit 5.1

A limited liability partnership registered in England and Wales under number OC333302. Authorised and regulated by the Solicitors Regulation Authority.	Registered Office: 41 LOTHBURY LONDON EC2R 7HF ENGLAND +44 (0)20 7726.3636 FAX +44 (0)20 7726.3637 www.bakerbotts.com

14 March 2014

Liberty Global plc

38 Hans Crescent

London

SW1X 0LZ

Dear Sirs,

Registration Statement on Form S-8 – Exhibit 5.1

1.	Introductory Matters

We are acting as English legal advisers to Liberty Global plc (the “Company”) and in that capacity have been asked to give an opinion in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act 1933, as amended the (“Securities Act”) in connection with the offering of up to 1,000,000 Class A ordinary shares, 500,000 Class B ordinary shares and 1,000,000 Class C ordinary shares, with a nominal value of $0.01 per share in the capital of the Company (the “Shares”) to be issued pursuant to the Liberty Global 2014 Nonemployee Director Incentive Plan (the “Plan”) adopted by the Company.

We have taken instructions in this regard solely from the Company.

We hereby confirm that, for the purposes of rendering this opinion letter (the “Opinion”) we have not, other than as expressly set forth in this Opinion, undertaken any searches or obtained any information whatsoever in relation to the Company to verify such matters as (including without limitation):

(a)	its solvency or otherwise;

(b)	whether any steps have been taken by any person in respect of its receivership, administration, reorganisation, winding-up or liquidation, including for these purposes the taking by any person of any action relating to or affecting the rights of creditors (or any analogous actions thereto) or the commencement of any moratorium in respect thereof;

A list of the members is available for inspection at the registered office. The word “partner” is used to refer to a member of Baker Botts

(UK) LLP.

In association with BAKER BOTTS L.L.P. ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON MOSCOW NEW YORK PALO

ALTO RIYADH WASHINGTON

14 March 2014

(c)	whether any security interests, liens or encumbrances exist or have been registered over any of its property or assets; or

(d)	otherwise investigated in any way whatsoever its activities.

This Opinion is given only with respect to English law as it exists and is interpreted at the date of this Opinion. For the purposes of this Opinion we have made no investigation of, and therefore express or imply no opinions to, the laws of any other jurisdiction. In particular, we give no opinion on European Union law as it affects any jurisdiction other than England. This Opinion is governed by, and shall be construed in accordance with, English law.

2.	Documents

We have not examined any document for the purposes of giving this Opinion other than:

(a)	a signed copy of the draft Registration Statement filed with the Securities and Exchange Commission on March 14, 2014;

(b)	a copy of the Plan;

(c)	copies of the Company’s certificate of incorporation, certificate of incorporation on change of name, certificate of incorporation on re-registration of a private company as a public company, articles of association, each existing as at the date of this Opinion;

(d)	a certificate addressed to us from Michelle Keist, an officer of the Company, dated 14 March 2014 (the “Certificate”);

(e)	extracts of certain minutes and resolutions of directors’ meetings of the Company (the “Board Resolutions”) attached as exhibit D and exhibit F to the Certificate;

(f)	extracts of certain minutes and resolutions of shareholders’ meetings of the Company (the “Shareholder Resolutions” and together with the Board Resolutions the “Resolutions”), attached as exhibit C and exhibit E to the Certificate; and

(g)	the results of our search on 14 March 2014 of the Company’s public records held by the Registrar of Companies (the “Company Search”).

On 14 March 2014 we carried out telephone enquiries at the Central Registry of Winding-Up Petitions at the Companies Court in London at 11.29a.m. London time in respect of the Company (the “Bankruptcy Search”).

14 March 2014

3.	Assumptions

For the purpose of giving this Opinion, we have assumed:

(a)	the genuineness of all signatures and seals;

(b)	the conformity to original documents of all documents submitted to us as copies or scanned pdf copies and the authenticity and completeness of such original documents;

(c)	that all facts which are stated in any official public record or other document or information supplied by a public official are correct. In particular, that the files maintained at the Registrar of Companies relating to the Company were all complete, accurate and up-to-date at the time the Company Search was conducted and will so remain as at each Allotment Date (as defined below);

(d)	that the Certificate fully and accurately states the position as to the matters of fact referred to therein, remains accurate insofar as relevant to this Opinion and will remain so as at each Allotment Date (as defined below) and that no additional matter would have been disclosed by the Company Search and the Bankruptcy Search being carried out since the time and date of the carrying out of such searches and that the particulars disclosed by such searches are, in all aspects, true, complete and up-to-date;

(e)	that any foreign law would not affect any of the conclusions stated in this Opinion;

(f)	that, except as would be revealed by the Bankruptcy Search, no steps have been taken to place the Company into any insolvency procedure or to grant an injunction against the Company;

(g)	that on each date of the allotment and issue of the Shares (each an “Allotment Date”) the Company will have complied with all applicable laws to allot and issue the Shares and the consideration for the allotment and issue of Shares will not be less than the par value of such Shares;

(h)	that the term “non-assessable”, which has no recognised meaning under English law, for the purposes of this Opinion means that, under the Companies Act 2006 (as amended), the articles of association of the Company and any resolution taken under the articles of association of the Company approving the issuance of the Shares, no holder of such Shares is liable, solely because of such holder’s status as a holder of such Shares, for additional assessments or calls for further funds by the Company or any other person;

(i)	that the Shareholder Resolutions were duly passed in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the Allotment Dates;

14 March 2014

(j)	as at the Allotment Dates, the authority granted pursuant to the Shareholder Resolutions will remain unutilised to the extent necessary to permit the allotment and issue of the Shares;

(k)	the Board Resolutions were duly passed at a properly convened meeting of the Board in accordance with the articles of association of the Company as in force at such time, and have not been amended or rescinded, are in full force and effect and will not be revoked or varied prior to the Allotment Dates;

(l)	any future allotments and issue of Shares will be duly made in accordance with the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot such Shares;

(m)	the directors at each Allotment Date will be duly authorised pursuant to the articles of association of the Company as in force at each Allotment Date, the Companies Act 2006, applicable law and any relevant authority given by the members of the Company in a general meeting to allot the Shares to be allotted and issued on such Allotment Date;

(n)	a meeting of the Board or a duly authorised and constituted committee of the Board will be duly convened and held prior to each Allotment Date, at which it will be resolved to allot and issue the Shares to be allotted and issued on such Allotment Date;

(o)	the directors on each Allotment Date, will have exercised their powers in accordance with their statutory duties under the Companies Act 2006 and English common law;

(p)	the Shares will have been, on allotment and issue, fully paid up in accordance with (i) the articles of association of the Company in force at each Allotment Date; and (ii) applicable law in force at each Allotment Date;

(q)	the name of the relevant allottee and the number of Shares allotted will be duly entered in the register of members of the Company;

(r)	the Plan has been validly adopted and is in force pursuant to the terms of the Plan;

(s)	the Plan has constituted and will continue to constitute valid, legally binding and enforceable obligations of the parties thereto under the laws by which it is, and/or is expressed to be, governed;

(t)	the Plan has been and will be operated in accordance with its rules;

(u)	insofar as any obligation under the Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction; and

14 March 2014

(v)	that the directors as at the time of the Allotment Dates will be duly authorised pursuant to the articles of association of the Company as in force at the time of the Allotment Dates, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue Shares on a non pre-emptive basis.

4.	Opinion

Based upon the foregoing and subject to any matters not disclosed to us and to the assumptions and qualifications set out in this Opinion, we are of the opinion that the Shares will be duly authorised, validly issued, fully paid and non-assessable provided that: (i) the Registration Statement, as amended, continues to be effective under the Securities Act; (ii) such Shares are issued on an Allotment Date in accordance with the terms of the Plan; and (iii) valid entries in the books and registers of the Company have been made.

5.	Qualifications

This Opinion is subject to the following qualifications:

(a)	we expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this letter that may affect this Opinion;

(b)	the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of the Company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered into the records of the Company immediately;

(c)	the Company Search is not capable of revealing, prior to the making of the relevant order whether or not a winding-up petition or a petition for an administration order has been presented;

(d)	the Bankruptcy Search relates only to a compulsory winding up and is not capable of revealing whether or not a winding up petition for a petition, prior to the making of the relevant order, for an administration order has been presented, since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry of Winding-Up Petitions and entered on such records at all;

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(e)	we express no opinion as to matters of fact and this Opinion is subject to any matters of fact not disclosed to us;

(f)	we express no opinion on the impact of any rules, regulations or requirements of the NASDAQ Global Select Market Segment of the NASDAQ Global Market or the rules and regulations adopted by the SEC;

(g)	this Opinion is strictly limited to the matters stated in paragraph 4 and does not extend to, and is not to be read as extended by implication to, any other matters;

(h)	we have not advised the Company in connection with the Plan and we express no opinion on the effectiveness of any of the provisions of the Plan and this Opinion does not extend to, and is not to be read as extended by implication to, the adequacy of the Shares to satisfy the implementation of the Plan; and

(i)	we have disregarded an excerpt of a resolution of the shareholders of the Company, dated 5 June 2013, a copy of which is set out in exhibit E of the Certificate, in respect of the authority of the Board of Directors to allot shares (or the grant of rights to subscribe for or to convert any security into shares) in the Company up to a nominal value of US$350,000 to non-employees of the Company, since the rights of pre-emption relating thereto were not disapplied.

6.	Consent

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to all references to our firm included or made a part of the Registration Statement with respect thereto.

Yours faithfully,

/s/ Baker Botts (UK) LLP

Baker Botts (UK) LLP